Exhibit 10.19
[CHARTER COMMUNICATIONS LETTERHEAD]

December 3, 2002

Ms. Margaret A. Bellville
3962 E. Brookhaven Drive
Atlanta, Georgia 30319

Dear Maggie:

I am very pleased to confirm our employment offer with Charter Communications, Inc. for the position of Executive Vice President, Operations reporting to me. It is expected you will directly oversee all company field operations, as well as customer care, marketing, and ad sales. Subject to final board approval, we would like your start date to be Monday, December 9, 2003.

Your salary will initially be $500,000 per year, paid in bi-weekly installments. You will be eligible to participate in all employee benefit programs in a manner and at a level that is consistent with other Charter Communications, Inc. executive vice presidents. You will be eligible for four weeks of paid vacation each year.

As part of your compensations package a hiring bonus of $150,000 will be paid to you within two weeks from your start date with Charter.

You will be eligible for an annual target bonus of 65% of your salary, beginning with the 2003 Management Incentive Plan performance year, which coincides with the calendar year, and according to the performance factors, weighting and measurement criteria outlined in the plan, to be mutually agreed upon by both parties. The bonus payout may be greater or less than target, will be paid out on or before January 31 of the following year. In year 2003, a minimum payout of 50% of target bonus potential will be guaranteed.

You will be eligible to participate in the Charter Communications 2001 Stock Incentive Plan. Subject to committee approval, we will recommend a special stock option grant of 500,000 shares. The price of options and date of grant will coincide with your official start date with the Company. The option exercise price will be the fair market value at the date of the grant. Subject to continued employment, the option will have a ten year life. Twenty five percent of the options will vest on the date of the grant and the balance in thirty-six equal monthly installments commencing one month following the date of the grant. I am attaching a copy of the Stock Incentive Plan document with this letter.

During the first six months of employment we understand that you will work out of the St. Louis corporate office but continue to maintain your current residence in Georgia. During this time we will pay all reasonable travel and temporary living expenses. You will be eligible for Charter’s executive homeowner relocation program at that time that you and I mutually agree upon a permanent work location. I am including a copy of the executive relocation program with this letter.

Charter also agrees to continue your base salary for a period of twelve months subject to your executing a general release, in the event that (i) your employment is terminated other than for “Cause” by the Company or following a “Change of Control”, or (ii) the termination of your employment is initiated by you for “Good Reason” following a “Change of Control”. The definition of the term “Cause” will be defined as follows: (i) your conviction of any crime, (ii) your commission of any act of fraud, embezzlement or gross dishonesty, (iii) any material violation by you of or any failure by you to comply with any Federal, state or local law, resulting in a financial loss to the Company or damage to the reputation of the Company, (iv) your refusal to comply with the reasonable and lawful directives of your direct supervisor or the Board within ten (10) days after written notice thereof from the Board or the Company, or (v) your engaging in conduct which constitutes gross negligence or willful misconduct, which conduct is not cured within ten (10) days after written notice thereof from the Board or Company. The definitions of “Change of Control” and “Good Reason” will be the same as defined in the 2001 Stock Incentive Plan, Definitions 2.7 and 2.19 respectively.

The Company indemnifies its officers and directors to the fullest extent of the law and insures against alleged wrongful acts in a very broad liability insurance program that currently provides $100 million in limits to the entity and its directors and officers. The coverage currently includes 100% defense coverage and outside directorships. As an officer of Charter Communications, you will be covered under this program as of your official start date and will be indemnified for any acts or allegations that occurred prior to your official start date.

This offer letter is valid until Friday, December 13, 2002. If you are in agreement, please sign and return a copy of this letter to me by the above referenced date. The offer is contingent upon the understanding that you are not encumbered or restricted in any way from joining the Company by a non-compete, non-solicitation, non-disclosure, or similar clause in any prior employment or other agreement. Signing this offer letter will signify your acknowledgement that no such encumbrance exists except for 2 yr non-compete/non-solicitation agreement with Cox which expires March 2003.

Parties agree and acknowledge either can terminate this agreement with 60 day advance notice.

I trust this letter confirms our understanding of the major items related to the employment offer. If not, please call Eric Freesmeier or me to resolve any outstanding items. We are excited about Charter’s future and about the contribution you will make in your new capacity.

Very truly yours,
/s/ Carl Vogel
Carl Vogel
President and CEO.

C: Eric Freesmeier

Approved and accepted on this            day of                     , 2002

By	/s/ Margaret Bellville

Margaret A. Bellville